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                                                                 EXHIBIT 99.2







                                          Contact: Bill Hughes
                                                   (914) 499-6565
                                                   bhughes@us.ibm.com



                 IBM ANNOUNCES ACTIONS TO STRENGTHEN STRATEGIC
        AND COMPETITIVE POSITION; ANTICIPATES SECOND-QUARTER CHARGE



     ARMONK, N.Y., June 4, 2002 . . . IBM today announced a series of actions to improve further the company's competitive and strategic position in the changing information technology industry.

     As announced yesterday, Hitachi Ltd., has agreed to purchase IBM's disk drive operations and form a new company majority-owned by Hitachi. In addition, IBM and Hitachi are proceeding with separate negotiations related to a planned multi-year alliance to research and develop open technologies for next-generation storage networks, systems and solutions. The companies have created a process to review joint projects designed to improve interoperability, reduce complexity and improve cost of ownership for storage systems customers.

     IBM also is realigning its Microelectronics Division to increase operational efficiencies and capitalize on emerging growth opportunities. As part of this realignment, the Division will increase its use of leading-edge copper technology and close older aluminum technology capacity. The Division will increase its focus on custom-chip design and manufacturing, and advanced foundry, while adding new technology design services, which were announced today.

     Further, IBM is rebalancing skills and reducing its workforce in other business units and headquarters staffs. These actions will enhance IBM's competitiveness by improving productivity and operational efficiencies over the long term. The majority of the employees affected by these actions have been notified.






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     As a result of all of these actions, IBM will record pre-tax charges of approximately $2.0 billion to $2.5 billion, primarily in the second quarter. These include charges associated with the company's exit from the hard disk drive business, write-offs of assets in the Microelectronics business, and charges related to productivity initiatives, principally workforce reduction.

     "These actions will not only substantially lower IBM's annual operating expenses, more important, they strengthen the company's strategic position in the near and long term," said John R. Joyce, senior vice president and chief financial officer.

     "We are moving quickly to occupy the strategic areas in the technology and storage marketplace," added Nick Donofrio, senior vice president, Technology and Manufacturing. "At our core, we are a technology company, and we will continue to focus on leading-edge products, such as our copper technology and move away from maturing technologies, and align our operations to meet that shift in demand. The actions we are taking now will better position IBM in areas where there is both long-term growth and profitability."

       IBM will describe today's actions in additional detail when the company announces second-quarter results in mid-July.



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